CONOR WAGNER RESIGNS AS CHIEF INVESTMENT OFFICER

DENVER, CO, April 27, 2021 - Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC), announced today that Conor Wagner has resigned as Senior Vice President and Chief Investment Officer of AIR for an opportunity in Southern California.  Mr. Wagner will remain with AIR through May 14 to provide for a smooth transition.

Terry Considine, AIR’s CEO remarked, “I am delighted for Conor and his family.  His new assignment is a ‘dream job’ and allows his family to return home.  I want to express my gratitude to Conor for his many contributions over the past three years. He possesses great insight and integrity. He was the architect for our simplified business model,  and therefore for its unlocking of $1 billion in shareholder value. He leaves as a much-valued friend. He will be missed.”

Mr. Wagner said, “I am excited by my return to Southern California. I am very grateful for my teammates, their friendship, and the opportunity to learn from them over these past three years. I am very proud of what we accomplished together and look forward to their continued success in the years to come.”

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 99 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact:

Beth Hagan

303-757-8101

investors@aircommunities.com